INVESTOR AND MEDIA CONTACT
Melody Carey
Rx Communications Group, LLC
(917) 322-2571
mcarey@rxir.com

PDI Reports 2012 Third Quarter Financial Results

Management to Host Conference Call Tomorrow,
November 6, 2012 at 8:30AM ET

Parsippany, N.J., November 5, 2012 - PDI, Inc. (Nasdaq: PDII), today reported financial and operational results for the third quarter ended September 30, 2012. Summary of third quarter and subsequent financial and operating highlights include:

•	Signed multi-year Sales Services contract valued at up to $150 million with Top 5 global pharmaceutical company.

•	Gerald J. Melillo promoted to President, Sales Services.

Condensed Summary Statement of Continuing Operations
($ in thousands, except per share data)

	3rd Quarter Ended		Nine Months Ended
	September 30,*		September 30,*
	2012	2011	2012	2011
Revenue, net	$31,781	$36,069	$91,267	$119,008

Gross profit	5,939	7,675	19,875	23,770

Operating expenses:
Compensation expense	4,075	4,171	12,726	15,150
Other SG&A	2,620	3,309	8,442	10,885
Total operating expenses	6,695	7,480	21,168	26,035

Operating (loss) income	$(756)	$195	$(1,293)	$(2,265)

Other expense, net	—	(48)	(15)	(122)
Provision (benefit) for income tax	74	183	219	(512)
Loss from continuing operations	$(830)	$(36)	$(1,527)	$(1,875)

Diluted loss per share from continuing operations	$(0.06)	$—	$(0.10)	$(0.13)
*Unaudited

CEO Comments

Commenting on the company's results, Nancy Lurker, chief executive officer of PDI, Inc., noted, “As expected, third quarter revenue was below that of the same period in 2011 due primarily to the timing and implementation of new contracts. To date, we have won more than $250 million of new contracts and renewals in 2012. Due to the timing of these wins and the execution timelines of these contracts, we expect that only approximately $40 million will impact revenue in 2012. Factoring in this activity, we now estimate that total revenue for the full year of 2012 will be in the range of $127 - $130 million.

“Gross margins on our new Sales Services business in 2012 continue to trend lower than historical rates, including the $150 million win announced recently. We expect the gross margin percentage for the full year of 2012 to remain essentially flat compared to 2011, and to decline in 2013 as new wins with lower margins are executed. From an operating standpoint, we will continue to maintain tight cost controls. For the full year of 2012, excluding the previously announced fourth quarter charges for severance and facilities realignment, we expect a small operating loss and positive adjusted EBITDA in the range of 1% - 2% of revenue.
“We will enter 2013 with a strong backlog of business under contract. Furthermore, we continue to be optimistic that outsourcing will continue to grow and become more the standard in the pharmaceutical industry. I am also pleased to have announced the promotion of Gerry Melillo to the position of president, Sales Services. With this change, Gerry will bring increased focus and leadership, as well as his rich and deep background in the pharmaceutical industry, to our Sales Services segment.”
Business Review - Continuing Operations
Revenue- For the third quarter of 2012, revenue of $31.8 million was $4.3 million lower than the third quarter of 2011. Revenue in the Product Commercialization segment increased but was more than offset by a decrease in revenue from both Sales Services and Marketing Services.

•
Sales Services segment revenue for the third quarter of 2012 of $25.0 million was $4.2 million lower than the third quarter of 2011. Due primarily to the timing of signing and start dates of new contract wins, revenue from these wins was not sufficient to offset certain contracts renewing for smaller amounts and the anticipated expiration of certain other contracts.

•
Marketing Services segment revenue for the third quarter of 2012 of $2.2 million was $1.8 million lower than the third quarter of 2011. This decrease was primarily due to a decrease in Group DCA revenue due to fewer contract signings and delays in our customer's medical legal regulatory approval process.

•	Product Commercialization Services segment revenue for the third quarter of 2012 was $4.6 million, $1.7 million higher than the third quarter of 2011.

Gross Profit- For the third quarter of 2012, gross profit of $5.9 million was $1.7 million lower than the third quarter of 2011. At the same time, the gross profit percentage decreased to 19% in 2012 from 21% in 2011. The overall decrease in gross profit dollars and percentage was driven primarily by the decreases in both Sales and Marketing Services.

•
Sales Services segment gross profit for the third quarter of 2012 of $4.2 million was $1.4 million lower than the third quarter of 2011. This decrease was the result of lower revenue. Sales Services gross profit percentage declined in 2012 due primarily to lower margins being realized on new business.

•
Marketing Services segment gross profit for the third quarter of 2012 of $0.4 million was $1.2 lower when compared to 2011 as a result of lower revenue and a lower gross profit percentage within the segment.

•	Product Commercialization Services segment gross profit for the third quarter of 2012 of $1.4 million was $0.8 million higher than 2011.

Total Operating Expenses- For the third quarter of 2012, total operating expenses were $6.7 million; $0.8 million lower than the third quarter of 2011. The decrease is a result of the company's continuing focus on cost reduction.

Operating Loss- For the third quarter of 2012 the operating loss from continuing operations was $0.8 million, a decrease of approximately $1.0 million when compared to operating income of $0.2 million in the third quarter of 2011. The decrease is primarily attributable to the decrease in revenue and gross profit when compared to the prior year quarter.

Liquidity and Cash Flow- Adjusted EBITDA for the third quarter of 2012 was $0.2 million compared to $1.3 million in 2011. Cash and cash equivalents as of September 30, 2012 were $60.5 million, up $3.6 million from June 30, 2012 but down $3.8 million from prior year end.

•
The decrease in cash from year end is primarily attributable to the payments of severance and close-out costs associated with the fourth quarter 2011 sale of our Pharmakon business unit and right-sizing of the Group DCA unit and a 2012 scheduled $1.5 million payment to the sellers of Group DCA.

•	As of September 30, 2012, the company's cash equivalents were predominantly invested in U.S. Treasury money market funds and the company had no commercial debt.

Non-GAAP Financial Measures

In addition to the United States generally accepted accounting principles, or GAAP, results provided in this document, PDI has provided certain non-GAAP financial measures to help evaluate the results of its performance. The company believes that these non-GAAP financial measures, when presented in conjunction with comparable GAAP financial measures, are useful to both management and investors in analyzing the company's ongoing business and operating performance. The company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the company's financial results in the way that management views financial results.

Adjusted EBITDA is a non-GAAP metric used by management to measure cash flow of the core operating business and liquidity. Adjusted EBITDA is defined as operating income (loss), plus depreciation and amortization, non-cash stock-based compensation, and other non-cash expenses.

Adjusted EBITDA (Unaudited)
($ in thousands)

	3rd Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Operating (loss) income	$(756)	$195	$(1,293)	$(2,265)
Depreciation and amortization	494	693	1,490	2,066
Stock Compensation	484	424	1,520	1,683
Adjusted EBITDA	$222	$1,312	$1,717	$1,484

The company also presented Adjusted EBITDA on a forward-looking basis as part of its outlook for the full year 2012. Relative to the full year of 2012, the company estimates depreciation of approximately $2.0 million, non-cash stock compensation of $1.9 million and no other non-cash expenses.

Conference Call

As previously announced, PDI will hold a conference call tomorrow, Tuesday, November 6, 2012 to discuss financial and operational results of the third quarter ended September 30, 2012 as follows:

Time: 8:30 AM (ET)

Dial-in numbers: (866) 644-4654 (U.S. and Canada) or (706) 643-1203

Conference ID#: 34905834

Live webcast: www.pdi-inc.com, under "Investor Relations"

The teleconference replay will be available two hours after completion through November 10, 2012 at (800) 585-8367 (U.S. and Canada) or (404) 537-3406. The replay pass code is 34905834. The archived web cast will be available for one year.

About PDI, Inc.

PDI is a leading health care commercialization company providing superior insight-driven, integrated multi-channel message delivery to established and emerging health care companies. The company is dedicated to enhancing engagement with health care practitioners and optimizing commercial investments for its clients by providing strategic flexibility, full product commercialization services, innovative multi-channel promotional solutions, and sales and marketing expertise. For more information, please visit the company's website at http://www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI's actual results to be materially different from those expressed or implied by any forward-looking statement. For example, with respect to statements regarding projections of future revenues, growth and profitability, actual results may differ materially from those set forth in this release based on the loss, early termination or significant reduction of any of our existing service contracts, the failure to meet performance goals in PDI's incentive-based arrangements with customers or the inability to secure additional business. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2011, and PDI's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

PDI, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
($ in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenue, net	$31,781	$36,069	$91,267	$119,008
Cost of services	25,842	28,394	71,392	95,238
Gross profit	5,939	7,675	19,875	23,770

Compensation expense	4,075	4,171	12,726	15,150
Other selling, general and administrative expenses	2,620	3,309	8,442	10,885
Total operating expenses	6,695	7,480	21,168	26,035
Operating (loss) income	(756)	195	(1,293)	(2,265)
Other expense, net	—	(48)	(15)	(122)
(Loss) income from continuing operations before
income tax	(756)	147	(1,308)	(2,387)
Provision (benefit) for income tax	74	183	219	(512)
Loss from continuing operations	(830)	(36)	(1,527)	(1,875)
(Loss) income from discontinued operations, net of tax	(189)	(166)	(204)	227

Net loss	$(1,019)	$(202)	$(1,731)	$(1,648)

Basic and diluted (loss) income per share of common stock:
From continuing operations	$(0.06)	$—	$(0.10)	$(0.13)
From discontinued operations	(0.01)	(0.01)	(0.02)	0.02
Net loss per basic and diluted share of common stock	$(0.07)	$(0.01)	$(0.12)	$(0.11)

Weighted average number of common shares and
common share equivalents outstanding:
Basic	14,609	14,479	14,580	14,417
Diluted	14,609	14,479	14,580	14,417

Segment Data (Unaudited) ($ in thousands)

	Sales	Marketing	PC
	Services	Services	Services*	Consolidated
Three months ended September 30, 2012:
Revenue, net	$25,021	$2,196	$4,564	$31,781
Gross profit	$4,157	$421	$1,361	$5,939
Gross profit %	16.6%	19.2%	29.8%	18.7%

Three months ended September 30, 2011:
Revenue, net	$29,267	$3,952	$2,850	$36,069
Gross profit	$5,574	$1,575	$526	$7,675
Gross profit %	19.0%	39.9%	18.5%	21.3%

Nine months ended September 30, 2012:
Revenue, net	$68,539	$8,061	$14,667	$91,267
Gross profit	$13,138	$2,691	$4,046	$19,875
Gross profit %	19.2%	33.4%	27.6%	21.8%

Nine months ended September 30, 2011:
Revenue, net	$106,207	$9,267	$3,534	$119,008
Gross profit	$20,713	$2,247	$810	$23,770
Gross profit %	19.5%	24.2%	22.9%	20.0%

* Product Commercialization (PC) Services

Selected Balance Sheet Data (Unaudited)
($ in thousands)

	September 30,	December 31,
	2012	2011

Cash and cash equivalents	$60,529	$64,337

Total current assets	$75,458	$80,360
Total current liabilities	40,350	46,078
Working capital	$35,108	$34,282

Total assets	$106,079	$113,379
Total liabilities	$46,894	$53,856
Total stockholders' equity	$59,185	$59,523

Selected Cash Flow Data (Unaudited)
($ in thousands)

	September 30,
	2012	2011

Net loss	$(1,731)	$(1,648)
Non-cash items:
Depreciation and amortization	1,490	2,352
Stock-based compensation	1,520	1,683
Other	106	77
Net change in assets and liabilities	(4,540)	621
Net cash (used in) provided by operations	$(3,155)	$3,085

Change in cash and cash equivalents	$(3,808)	$2,740